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EXHIBIT 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
                                                    Three Months         Nine Months
                                                 Ended September 30   Ended September 30
                                                   1995      1994       1995      1994
Primary

Net income                                       $143,700   $131,884   $420,612  $390,42

Average common shares outstanding                 112,673    117,835    113,500  119,105
Average common share equivalents outstanding<F1>    1,415      1,436      1,402    1,396
Average primary common shares                     114,088    119,271    114,902  120,501
Earnings per common share - Primary                 $1.26      $1.11      $3.66    $3.24

Fully Diluted

Net income                                       $143,700   $131,884   $420,612  $390,428

Average common shares outstanding                 112,673    117,835    113,500   119,105
Average common share equivalents outstanding<F1>    1,427      1,456      1,416     1,411
Average fully diluted common shares               114,100    119,291    114,916   120,516
Earnings per common share - Fully Diluted           $1.26      $1.11      $3.66     $3.24

<F1> Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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